Exhibit 99.1

Masimo to Sell Consumer Audio Business to HARMAN International

Divestiture Supports Masimo’s Focus on Core Professional Healthcare Business and Delivering Market Leading Innovation

IRVINE, Calif.—May 6, 2025—Masimo Corporation (Nasdaq: MASI), a leading global medical innovator, today announced that it has entered into a definitive agreement to sell its Sound United consumer audio business to HARMAN International (“HARMAN”), a wholly-owned subsidiary of Samsung Electronics Co., Ltd., for an aggregate purchase price of $350 million in cash, subject to certain adjustments. The sale follows the previously announced review of Masimo’s consumer audio business and will support the Company’s strategic focus on driving innovation in its core professional healthcare segment. The transaction is expected to close by the end of 2025, subject to receiving necessary regulatory approvals.

Quentin Koffey, Vice Chairman of Masimo’s Board of Directors, stated, “Finding the right home for this business has been a stated priority of the new Board from day one, and this transaction represents an important milestone as we continue to position the Company to achieve our goals of accelerating revenue growth while delivering disciplined margins. Masimo has tremendous opportunities ahead and we are confident we have the right healthcare-focused strategy, experienced leadership team and culture of innovation in place to build on our significant positive momentum.”

Dave Rogers, President of HARMAN’s Lifestyle division, said, “This acquisition represents a strategic step forward in the expansion of HARMAN’s core audio business and footprint across key product categories such as Home Audio, Headphones, Hi-fi components, and Car Audio. It complements our existing strengths and opens new avenues for growth. Sound United’s portfolio of world-class audio brands including Bowers & Wilkins, Denon and Marantz, will join HARMAN’s iconic family of brands, including JBL, Harman Kardon, AKG, Mark Levinson, Arcam, and Revel. Built on a shared legacy of innovation and excellence in audio technology, this combined family of brands, together with the talented employees of both companies, will deliver complementary audio products, strengthen our value proposition and offer more choices to consumers.”

Katie Szyman, Chief Executive Officer of Masimo, said, “Since I took over as CEO, a key objective has been refocusing our business to ensure we are allocating time and resources to areas of unmet clinical need and driving growth and operational efficiencies. This transaction aligns with these objectives. Our consumer audio business and its talented team will be well positioned for growth and success under HARMAN’s leadership.”

The transaction is subject to the satisfaction or waiver of certain closing conditions, including the receipt of any required regulatory approvals.

Centerview Partners LLC and Morgan Stanley & Co. LLC served as financial advisors to Masimo and Sullivan & Cromwell LLP served as legal advisor to Masimo in connection with the transaction.

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care.

About HARMAN

HARMAN (harman.com) designs and engineers connected products and solutions for automakers, consumers, and enterprises worldwide, including connected car systems, audio and visual products, enterprise automation solutions; and services supporting the Internet of Things. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson® and Revel®, HARMAN is admired by audiophiles, musicians and the entertainment venues where they perform around the world. More than 50 million automobiles on the road today are equipped with HARMAN audio and connected car systems. Our software services power billions of mobile devices and systems that are connected, integrated and secure across all platforms, from work and home to car and mobile. HARMAN has a workforce of approximately 30,000 people across the Americas, Europe, and Asia. In 2017, HARMAN became a wholly owned subsidiary of Samsung Electronics Co., Ltd.

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Forward-Looking Statements – Masimo

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations regarding the expected timeline to closing of the transaction. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to (i) the inability to obtain, or delays in obtaining, any required regulatory or other approvals for the transaction, or failure to consummate or delay in consummating the transaction for any other reasons; (ii) the risk that a condition to closing of the transaction may not be satisfied; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction; (iv) the outcome of any legal proceedings that may be instituted following announcement of the transaction; (v) potential unfavorable reactions to the transaction by customers, competitors, suppliers, employees and Company stockholders; and (vi) each party’s ability to satisfy its respective obligations in connection with the transaction; and other factors discussed in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Masimo Contacts:

Media

Evan Lamb

Phone: (949) 396-3376

Email: elamb@masimo.com

OR

Longacre Square Partners

masimo@longacresquare.com

Investors

Eli Kammerman

Phone: (949) 297-7077

Email: ekammerman@masimo.com

HARMAN Contacts

Carole Campbell

Phone: +49 171 867 4151

Email: carole.campbell@harman.com

Darrin Shewchuk

Phone: (203) 554-9103

Email: Darrin.shewchuk@harman.com

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